Exhibit 10.1

June 2, 2025     final

Peter Walker

Delivered via email

Dear Peter:

It’s been a pleasure getting to know you over the past several weeks; and we appreciate the time you’ve invested in getting to know us. On behalf of Corpay, we are pleased to offer you the position of Global Chief Financial Officer, reporting directly to me. Your start date will be July 15, 2025.

In this super important role, you will be responsible for leading our Finance, Accounting, Investor Relations and Facilities functions and you will serve as a key member of the senior executive team.

Compensation

Salary

Your annualized salary will be $600,000, paid on a bi-weekly basis in accordance with Corpay’s normal payroll practice. Your base salary will be reviewed annually for increase (but not decrease) and all references to base salary herein refer to your base salary as so increased. Annual salary increases are not guaranteed.

Bonus

You will be eligible to participate in Corpay’s Senior Executive Bonus Program. The target payout for this bonus will be $400,000 or 66.7% of your base pay. All bonus payouts are dependent on the company meeting its financial targets, as well as the achievement of your individual bonus performance objectives. While the bonus is performance-based, it is also intended as a retention incentive, meaning you must be an active employee at the time of the bonus payout in order to be entitled to the bonus payment. You may earn more or less than your target, up to a maximum of 150% of target. Your 2025 actual payout will be guaranteed at $400,000 and will be paid in early 2026.

Equity

•Cash EPS Program: On your start date, you will be granted $400,000 (grant date value - GDV) in Corpay restricted stock. This grant will be performance-based and vests assuming Corpay achieves its 2025 Cash EPS target. This grant also has a one-year time-based vesting schedule from the date of grant. You should expect annual restricted stock grants of plus or minus $400,000 (GDV) with similar vesting requirements, assuming the compensation committee finds satisfactory performance for such a grant. The number of shares will be determined at the time of any such grant based on the fair market value on the grant date (i.e., GDV). Your 2025 grant will be prorated based on your appointment date.

•Performance-Based Equity: On your start date, you will be granted $1,200,000 (GDV) in Corpay restricted stock. You should expect annual restricted stock grants of plus or minus $1,200,000 (GDV) with similar vesting requirements, assuming the CEO and compensation committee find satisfactory performance for such a grant. This grant will be divided into two parts:
Corpay Technologies Operating Co LLC
3280 Peachtree Road, Terminus 100 | Atlanta, GA 30305

a.One-Year Performance Metric, 3-Year Vest: 70% of your performance-based restricted stock (GDV = $840,000) will vest assuming 2025 performance. Specifically, the restricted stock will vest if Corpay achieves its 2025 GAAP Revenue target (macro-adjusted and as adjusted for the impact of any 2025 acquisitions and/or divestitures). This grant also has a three-year annual time-based vesting schedule from the date of grant. The number of shares will be determined at the time of any such grant based on the fair market value on the grant date (i.e., GDV). Your 2025 grant will be prorated based on your appointment date.

b.Three-Year Performance Metric, 3-Year Cliff Vest: 30% of your performance-based restricted stock (GDV = $360,000) will vest cliff vest, at the end of the performance period, based on performance in 2025, 2026, and 2027. Specifically, the restricted stock will vest if Corpay achieves its cumulative GAAP Revenue target (macro-adjusted and as adjusted for the impact of any acquisitions and/or divestitures during the performance period) by December 31, 2027. The number of shares will be determined at the time of any such grant based on the fair market value on the grant date (i.e., GDV). Your 2025 grant will be prorated based on your appointment date.

•Time-Based Equity:

a.Time-Based Restricted Stock: On your start date, you will be granted $600,000 (GDV) in Corpay restricted stock. The stock will time-vest evenly over three years. This grant will be prorated based on your actual appointment date.

b.Stock Options: On your start date, you will be granted $1,200,000 of Corpay stock options (GDV). These stock options will have a 10-year term, a per-share exercise price equal to the fair market value at the time of grant and will time-vest evenly over four years.

Peter, you should expect similar re-fresh annual equity grants beginning in calendar 2026 as follows:

•Cash EPS                    $ 400,000
•Peformance-Based Restricted Stock        $1,200,000
•Time-Based Restricted Stock            $ 600,000
•Stock Options                    $1,200,000

•One-time Equity Grants.

a.One-time, Time-Based Restricted Stock Grant: On your start date, you will be granted a one-time restricted stock grant of $1,000,000 (the “One-Time Time-Based Grant”). This award will time vest one-year from grant date and is intended as a “make goods” for the loss of your unvested 2025 equity at Instructure. In the unlikely event that your employment is terminated by Corpay other than for Cause or you resign for Good Reason prior to vesting date of this grant, this grant will immediately vest in full upon the date of such termination.

b.One-time Performance-Based Stock Option Grant: On your start date, you will be granted a one-time performance-based stock option grant with a GDV of $3,875,360. This grant will cliff vest at the end of the third year, assuming Corpay achieves a cumulative Cash EPS target per share, as agreed, by December 31, 2028 (macro-adjusted and as adjusted for the impact of acquisitions/divestitures during the performance period). You should expect a refreshed performance-based stock option grant in early 2029, with a similar GDV and similar vesting requirements, assuming the CEO and compensation committee find satisfactory performance for such a grant.
Corpay Technologies Operating Co LLC
3280 Peachtree Road, Terminus 100 | Suite 2400 | Atlanta, GA 30305

All future equity grants and vesting decisions require formal Compensation Committee approval. All equity requires that you be employed on the vest date to vest the shares, unless otherwise provided herein or in the Company’s Amended and Restated 2010 Equity Compensation Plan (the “Equity Plan”) and the applicable grant documents and/or stock certificates. Full details for all equity awards may be found in the applicable grant document or stock certificate.

Relocation Assistance

Corpay will pay costs incurred in connection with your relocation, including temporary housing, moving costs, closing costs, broker’s fees, and related expenses to include two house hunting trips to the Atlanta area for you and your partner, up to a maximum of $60,000. The payment will be in the form of an allowance and/or reimbursement for actual expense incurred.

Benefits

You will be eligible to participate in Corpay’s benefit plans offered to Corpay employees of a similar executive status, subject to any applicable restrictions or waiting periods.  Benefits include: Medical, Dental, Vision, Life, AD&D, LTD, STD, Supplemental benefits, 401(k) participation, and vacation. Upon your start date, detailed instructions will be provided on how to make benefit elections. Coverage will begin on the first of the month after your hire date for Medical, Dental, and Vision benefits. 401(k) benefits will begin the ‘1st of the month’ after 30 days of employment. Benefits described herein are for informational purposes only, Corpay’s policies and plan documents govern and should be consulted for the plan details.

Employment at Will

This letter does not create a contract of employment, nor is it intended to be a contract for benefits or equity. Your employment relationship with Corpay is at-will. At either your option or Corpay’s option, your employment may be terminated at any time, with or without cause or notice.

Severance

In the event your employment is terminated by Corpay other than for Cause (as defined in the Equity Plan) or you resign for Good Reason (as defined in the Equity Plan) at any time, you will be entitled to receive (a) one year’s base salary and (b) health benefits continuation each upon execution of a general release.

In the event of a change in control (CIC), you will be eligible for the Named Executive Officer CIC policies and practices as outlined in our Equity Plan documents.

Legal Fees
Corpay will reimburse you for any legal fees incurred in the negotiation and execution of this letter, up to a maximum of $20,000.
Non-Competition / Non-Solicitation

Like all company executives, you will be required to sign Corpay’s one year non-compete / non-solicitation agreement / non-disclosure as a condition of your employment.

Our entire Corpay team is excited to welcome you. We believe your previous CFO experiences will prove very valuable to your start here.
Corpay Technologies Operating Co LLC
3280 Peachtree Road, Terminus 100 | Suite 2400 | Atlanta, GA 30305

Please sign this letter, scan and email to Crystal Williams, cwilliams@Corpay.com. If you have any questions, please feel free to contact me or Crystal at 404-493-1584. We look forward to your acceptance of our offer.

Sincerely,

/s/ Ron Clarke

Ron Clarke
Chairman and CEO

Signed: /s/ Peter A. Walker Date: June 10, 2025
    Peter A. Walker

Corpay Technologies Operating Co LLC
3280 Peachtree Road, Terminus 100 | Suite 2400 | Atlanta, GA 30305